UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

INTERSTATE HOTELS & RESORTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-2101815
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4501 North Fairfax Drive, Suite 500, Arlington, Virginia	22203
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

Interstate Hotels & Resorts, Inc. (the "Company") hereby amends its registration statement on Form 8-A, as filed with the Securities and Exchange Commission on September 24, 2009, as follows:

Item 1.	Description of Registrant's Securities to be Registered.

Item 1 is hereby amended by adding the following paragraph:

On December 18, 2009, the Company and Computershare Trust Company, N.A., as Rights Agent, entered into the First Amendment (the "First Amendment") to the Tax Benefit Preservation Plan, dated as of September 24, 2009 (the "Plan"). The First Amendment was entered into in order to ensure that the execution of the Agreement and Plan of Merger, dated as of December 18, 2009 (the "Merger Agreement"), with Hotel Acquisition Company, LLC, a Delaware limited liability company ("Parent"), HAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and HAC Merger Partnership, L.P., a Delaware limited partnership and a subsidiary of Merger Sub ("Merger Partnership", and together with Parent and Merger Sub, the "Purchaser Parties") and the performance and consummation of the transactions contemplated by the Merger Agreement, do not trigger the distribution and/or exercise of the rights or any adverse event under the Plan. The First Amendment provides, among other things, (i) that none of the Purchaser Parties or any of their respective affiliates or associates shall be deemed an Acquiring Person (as defined in the Plan) as a result of, among other things, the approval, execution or delivery of the Merger Agreement, any amendments thereto, or the other transactions contemplated by the Merger Agreement, (ii) that no Stock Acquisition Date (as defined in the Plan) or Distribution Date (as defined in the Plan) will occur or be deemed to occur as a result of, among other things, the approval, execution or delivery of the Merger Agreement, any amendments thereto, or the other transactions contemplated by the Merger Agreement and (iii) for an exception from certain other requirements under the Plan for the execution and delivery of the Merger Agreement, any amendments thereto, or the other transactions contemplated by the Merger Agreement. Except to the extent expressly modified by the First Amendment, the Plan remains in full force and effect in all respects. This summary provides only a general description of the First Amendment and therefore should be read together with the Plan and the entire First Amendment, which is attached as Exhibit 4.1 to the Form 8-K filed on December 18, 2009, and is incorporated herein by reference. The foregoing description is further qualified in its entirety by reference to such exhibit.

Item 2.	Exhibits.

Item 2 is hereby amended by adding the following:

Exhibit Number	Description of Exhibit
4.2

First Amendment, dated as of December 18, 2009, to Tax Benefit Preservation Plan, dated as of September 24, 2009, between Interstate Hotels & Resorts, Inc. and Computershare Trust Company, N.A. as Rights Agent. (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on December 18, 2009).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 18, 2009	INTERSTATE HOTELS & RESORTS, INC.
	By:	/s/ Christopher L. Bennett
Christopher L. Bennett Executive Vice President, Secretary and General Counsel